--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SLS INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                          3651                  52-2258371
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

         3119 SOUTH SCENIC, SPRINGFIELD, MISSOURI 65807  (417)883-4549
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)

   JOHN M. GOTT, 3119 SOUTH SCENIC, SPRINGFIELD MISSOURI 65807  (417)883-4549
   --------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

ALFRED V. GRECO, PLLC, 666 FIFTH AVE, STE 1401, NEW YORK, NY 10103 (212)246-6550
--------------------------------------------------------------------------------
     (Name, address, and telephone number for copies of all communications)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------
                                                       PROPOSED
                                          PROPOSED     MAXIMUM
    TITLE OF EACH                         MAXIMUM      AGGREGATE   AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE  OFFERING PRICE  OFFERING   REGISTRATION
   TO BE REGISTERED       REGISTERED     PER UNIT(1)   PRICE(1)    FEE(1)(2)
------------------------ ------------ --------------- ----------- ------------
   Units (1)                4,000,000 $           .25 $ 1,000,000 $     264.00

      Common Stock,
      $.001 par value       4,000,000            ----       ----- $     ------

      Class A Warrants      4,000,000            ----       ----- $     ------

      Class B Warrants      4,000,000            ----       ----- $     ------

      Common Stock,         4,000,000             .50 $ 2,000,000 $     528.00
      $.001 par value(2)

      Common Stock,         4,000,000            3.00 $12,000,000 $   3,168.00
      $.001 par value(2)
                                                                  ------------
                                                          Total   $   3,960.00
                                                                  ============
-----------
   (1) Estimated solely for the purpose of determining the amount of the registration fee.

   (2)  Includes estimated registration fees due for:

        (a) registration of 4,000,000 units including 4,000,000 shares of common stock, 4,000,000 class A warrants and 4,000,000 class B warrants forming part of the units;

        (b) registration of 4,000,000 shares reserved for issuance upon exercise of and underlying the class A warrants forming part of each unit; and

        (c) registration of 4,000,000 shares reserved for issuance upon exercise of and underlying the class B warrants forming part of each unit.


	The offering was completed and closed on May 2, 2001.





--------------------------------------------------------------------------------





                                       ii

CROSS REFERENCE SHEET
(Showing Location In Prospectus of Information Required by Items of Form SB-2)

PART I.     INFORMATION REQUIRED IN PROSPECTUS
----------------------------------------------

Item No.    Required Item                             Location or Caption
--------    ----------------------------------        --------------------------

   1.       Front of Registration Statement           Front of Registration
              and Outside Front Cover of              Statement and outside
              Prospectus                              front cover of Prospectus

   2.       Inside Front and Outside Back             Inside Front Cover Page
              Cover Pages of Prospectus               of Prospectus and Outside
              Front cover Page of
              Prospectus

   3.       Summary Information and Risk              Prospectus Summary;
              Factors                                 Risk Factors

   4.       Use of Proceeds                           Use of Proceeds

   5.       Determination of Offering                 Prospectus Summary -
              Price                                   Determination of
                                                      Offering Price; Risk
                                                      Factors

   6.       Dilution                                  Dilution

   7.       Selling Security Holders                  Not Applicable

   8.       Plan of Distribution                      Plan of Distribution

   9.       Legal Proceedings                         Litigation

  10.       Directors, Executive Officers,            Management
            Promoters and Control Persons

  11.       Security Ownership of Certain             Principal Shareholders
              Beneficial Owners and Management

  12.       Description of Securities                 Description of Securities

  13.       Interest of Named Experts                 Legal Opinions; Experts

  14.       Disclosure of Commission Position         Statement as to
              on Indemnification                      Indemnification

  15.       Organization Within Last                  Management; Certain
              Five Years                              Transactions

  16.       Description of Business                   Business -
                                                      Background

                                      iii


  17.       Management's Discussion and               Business -
              Analysis or Plan of                     Plan of Operation
              Operation

  18.       Description of Property                   Business - Property

  19.       Certain Relationships and Related         Certain Transactions
              Transactions                            With Management and
                                                      Others

  20.       Market for Common Stock and               Prospectus Summary;
              Related Stockholder Matters             Market for the Company's
                                                      Common Stock

  21.       Executive Compensation                    Executive Compensation

  22.       Financial Statements                      Financial Statements

  23.       Changes in and Disagreements              Not Applicable
              with Accountants on Accounting
              and Financial Disclosure

































                                       iv

This offering was completed on May 2, 2001 and all of the units offered were sold.

                                  POST-EFFECTIVE AMENDMENT DATED May 24, 2001
                                                 To
                                  PROSPECTUS  dated February 2, 2001
                                  ----------

                            SLS INTERNATIONAL, INC.
                            (A Delaware Corporation)
         DIRECT OFFERING OF 4,000,000 UNITS, EACH UNIT CONSISTING OF
                  ONE SHARE OF COMMON STOCK AND TWO WARRANTS
                          AT A PRICE OF $.25 PER UNIT
                      MINIMUM PURCHASE: 1,000 UNITS ($250)

This prospectus relates to a direct public offering by SLS International, Inc. of 4,000,000 units, each unit consisting of one share of common stock and two warrants, offered at a price of $.25 per unit.

The warrants forming part of each unit consist of a class A warrant and a class B warrant. Each warrant represents a right to purchase one share of common stock of SLS International, Inc. at specified prices. The class A warrant is immediately exercisable over a period of 6 months at a price of $.50 per share. Unless the class A warrant is exercised, the class B warrant will not be separable from the class A warrant and will become void. Upon exercise of the class A warrant, the class B warrant will become separable and will be exercisable for a period of two years at a price of $3.00 per share.

If all of the units offered by SLS International, Inc. are not sold during the next 60 day offering period, then, unless the offering is extended an additional 30 days, all the funds paid by investors to SLS International, Inc. will be returned, without any interest or any deduction of any kind. Until the offering is completed, all funds received from investors will be held in escrow by the Metropolitan Bank, Springfield Missouri, as escrow agent. Metropolitan Bank will only pay these funds to SLS if we complete the entire offering. Prior to this offering, there has been no public market for any securities of SLS International, Inc. See also "RISK FACTORS" elsewhere in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           Offering Price                         Proceeds to
                             to Public         Commissions          Company
-----------------------    --------------    ---------------    ---------------
 Per Unit..............    $          .25    $          ----    $           .25
 Total.................    $    1,000,000    $          ----    $     1,000,000
-----------------------    --------------    ---------------    ---------------

                             SLS INTERNATIONAL, INC.
                                3119 South Scenic
                          Springfield, Missouri  65807
                               Tel# (417) 883-4549

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
Prospectus summary ......................................................     3
Risk factors.............................................................     5
Management's discussion and analysis of financial condition and results
of operations............................................................     8
Market for SLS shares....................................................    12
Forward-looking statements...............................................    13
Dilution.................................................................    13
Use of proceeds..........................................................    14
Dividend policy..........................................................    15
Business.................................................................    16
Property.................................................................    25
Management...............................................................    26
Statement as to indemnification..........................................    27
Executive compensation...................................................    27
Principal shareholders...................................................    27
Certain transactions with management and others..........................    28
Litigation...............................................................    29
Plan of distribution.....................................................    29
Description of securities................................................    30
Stock option plan........................................................    32
Legal matters............................................................    33
Experts..................................................................    33
Further information......................................................    34

                               PROSPECTUS SUMMARY
                               ------------------

                             SLS International, Inc.

This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the consolidated financial statements before making an investment decision.

THE COMPANY
-----------

SLS International, Inc., which is referred to in this prospectus as SLS, is a loudspeaker company which, through its predecessor corporation, has developed a new ribbon driver technology for use in loudspeakers. SLS is engaged in the manufacture and installation of theatrical and professional sound reinforcement systems and related products. Through the years, SLS, through its predecessor, has developed an array of product lines to meet the requirements of various professional sound users. SLS' executive offices are located at 3119 South Scenic, Springfield, Missouri, 65807, with telephone number (417)883-4549.

THE OFFERING
------------

SLS is offering 4,000,000 units for sale on a direct offering basis, each unit consisting of one share of common stock and two warrants, a class A warrant and a class B warrant exercisable at specified prices. SLS is offering the Units for sale at a price of $.25 per unit commencing the date of this prospectus until April 4, 2001, unless extended to May 3, 2001, which date shall be the termination date of the offering.

     * Each unit consists of one share of common stock and two warrants, a class A warrant and a class B warrant.
     *  class A warrants are exercisable at $.50 over 6 months.
     *  class A warrant must be exercised or the class B warrant becomes void.
     * class B warrant becomes separable from the class A warrant only after class A warrant is exercised.
     * After class A warrant is exercised, the class B warrant becomes exercisable over the next two year period at a price of $3.00 per share.
     *  All funds shall be held in escrow until the offering is completed.
     * If the offering is not completed all funds will be returned to investors without interest.

(See "Description of Securities")

Our officers, directors, principal shareholders and their affiliates may purchase units in this offering on the same terms as investors. Such shares will be purchased by them for investment and not with a view to resale. There are no limits as to the amount the officers, directors or principal shareholders may purchase.

USE OF PROCEEDS
---------------

The gross proceeds of the offering will be $1,000,000 if the offering is completed. After deducting estimated fees for legal and accounting and miscellaneous expenses of the offering of $100,000, we will receive net proceeds of approximately $900,000. The net proceeds realized from the offering will be used for research, marketing and promotion, inventory, and working capital.

ESCROW AGENT AND ESCROW ACCOUNT
-------------------------------

Metropolitan Bank in Springfield Missouri is acting as the escrow agent for the term of the offering. All proceeds of the offering will be deposited in an account at the escrow agent's branch office located at P.O. Box 3840, Springfield, Missouri. This escrow account will not accrue or pay any interest. When the offering is completed, all proceeds will be turned over to SLS and investors will receive their units. Metropolitan Bank will only pay these funds to SLS if we complete the entire offering. If SLS does not complete the offering during the offering period, or extended period, Metropolitan Bank will return all funds to the investors without interest.

REGISTRAR AND TRANSFER AGENT
----------------------------

SLS has appointed Standard Registrar & Transfer of Salt Lake City, Utah, as our transfer agent and warrant agent for the registration, issuance and transfer of SLS shares of common stock and the class A and class B warrants.

MARKET STATUS FOR SLS SECURITIES
--------------------------------

Prior to this offering, there has been no public market for the common stock or the warrants of SLS. Upon completion of the offering we shall take steps for an application to be filed for trading of the common stock on the NASD Bulletin Board. Although we are not certain, we do not initially expect trading to take place for the A or B warrants. SLS is not a reporting company under the Securities Exchange Act of 1934 and is not presently required to file annual or quarterly reports with the Securities and Exchange Commission.

PROPOSED NASD BULLETIN BOARD MARKET SYMBOL
------------------------------------------

We have proposed that our trading symbol be "SLSL" or "SLSS" which shall be submitted in the future for permission to trade on the over-the-counter pink sheets or Bulletin Board. However, we are not certain that the proposed symbol will be acceptable for trading by the National Association of Securities Dealers.

OUTSTANDING SHARES
------------------

The number of shares of common stock to be outstanding upon completion of this offering is 18,271,528 shares based upon the number of shares outstanding as of December 31, 2000. This amount does not take into consideration the shares that may be issued if the class A or class B warrants are exercised. The amount of outstanding shares will increase to the extent the class A or class B warrants are exercised.

SUMMARY CONSOLIDATED FINANCIAL DATA
-----------------------------------

                                          BALANCE SHEET
                                          -------------

                              December 31, 2000  December 31, 1999
                              -----------------  -----------------
Current Assets                $         384,578  $         269,481
Net Fixed Assets              $          38,403  $          41,190
   Total Assets               $         422,981  $         310,671
Current Liabilities           $         681,978  $         403,607
Total Shareholders Equity     $         790,677  $         132,267
                                      (Deficit)          (Deficit)


                                       STATEMENT OF OPERATIONS
                                       -----------------------

                            Year Ended         Year Ended        Year Ended
                        December 31, 2000  December 31, 1999  December 31, 1998
                        -----------------  -----------------  -----------------
Revenues                $        163,350   $        544,187   $      1,039,027
Gross Profit            $         56,815   $        231,739   $        424,709
Loss from Operations    $       (756,756)  $       (237,431)  $       (199,415)
Other Income (Expense)  $        (24,954)  $         (7,966)  $         (8,308)
Loss before income tax  $       (781,710)  $       (245,387)  $       (207,723)
Benefit from income tax $            ---   $            ---   $        (14,797)
Net Loss                $       (781,710)  $       (245,387)  $       (192,926)


We anticipate that in the future, we will make significant investments in marketing, product development and capital equipment.


                                   RISK FACTORS
                                   ------------

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

RISKS RELATED TO OUR BUSINESS
-----------------------------

WE HAVE A THREE YEAR HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE IF WE DO NOT ACHIEVE SUFFICIENT REVENUES TO ABSORB RECENT AND PLANNED EXPENDITURES.

We have experienced significant operating losses since investing in the development of ribbon driver technology in 1998 and, as of December 31, 2000, have an accumulated deficit of approximately $790,677. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

WE HAVE A WORKING CAPITAL DEFICIT AND A CRITICAL NEED FOR CASH IN ORDER TO CONDUCT OUR OPERATIONS AND MAINTAIN OUR VIABILITY AS A GOING CONCERN.

As of December 31, 2000, the Company had $384,578 of cash and assets which are readily capable of liquidating into cash and $681,978 of current liabilities, amounts presently owing and amounts payable from existing debt within our current year. This results in a working capital deficit of $297,400.

SLS' DEPENDENCE UPON THIRD PARTY DEALERS FOR SALES MAKES IT VULNERABLE TO THE EFFORTS OF OTHER WHICH ARE BEYOND ITS CONTROL AND CAN ADVERSELY AFFECT ITS OPERATIONS AND PROFITS.

We cannot be certain that our distributors will continue their current relationships with us or that they will not give higher priority to the sale of other products, which could include products of our competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. We cannot be sure that our current and future distributors will devote sufficient resources to market our products effectively or that economic or industry conditions will not adversely affect their ability to market or sell for us. A reduction in sales efforts or a discontinuance of distribution of our products by any distributor could lead to reduced sales and loss of profits.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES, PROFITS OR VIABILITY IF WE FAIL TO GAIN MARKET ACCEPTANCE OF OUR RIBBON DRIVEN TECHNOLOGY.

We believe that revenues from our ribbon driver product line will account for a material portion of our revenues for the foreseeable future. Our future financial performance will depend on the market acceptance of our Ribbon driver technology and products. The market for distortion free sound systems is sustained by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As of the date of this prospectus, we have had no sales of products containing our new technology ribbon drivers. As a result, if our Ribbon driver technology and product line do not gain positive market acceptance, we may not achieve anticipated revenues, profits or continued viability.

INTENSE COMPETITION IN THE LOUDSPEAKER MARKET COULD CAUSE A REDUCTION IN SALES OR PREVENT US FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

Although the market for our Ribbon driver loudspeaker products is relatively new and emerging and we presently have few, if any, direct competitors, we expect that the markets for our products will become increasingly competitive. The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. We expect to experience increasing levels of competition in the future. Although we have attempted to design our loudspeaker systems to compete favorably with competitive products, we are unable to assure investors that we can maintain our competitive position against current or potential competitors. Aggressive competition could cause us to have reduced sales and a reduction or loss of profitability.

IF WE ARE UNABLE TO HIRE OR RETAIN QUALIFIED AND SKILLED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS, SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE OR SUSTAIN PROFITABLE OPERATIONS.

We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. However, we are not certain that we will be successful in identifying, attracting and retaining such personnel. Our success also depends to a great degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on John Gott, Chief Executive Officer, Richard
L. Norton, Executive Vice President, and Tom Harrison, Chief Engineer. We presently do not maintain key person life insurance on any of our executive officers and we presently do not have employment contracts covering any of our senior management. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future. This could make it difficult for us to manage our business and meet key objectives, or achieve or sustain profits.

RISKS RELATED TO THE OFFERING
-----------------------------

OUR RECURRING LOSSES AND DEPENDENCE UPON FUTURE FINANCING HAS CAUSED OUR AUDITORS TO ISSUE A STATEMENT INDICATING SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The Independent Certified Public Accountants audit report on SLS' financial statements for December 31, 2000 included a statement that because of recurring losses and SLS' dependency on the sale of securities or obtaining additional debt financing that there was a substantial doubt about SLS' ability to continue as a going concern. If we are unable to raise additional sums from this offering to cover operating expenses and derive additional revenues from sales, we may no longer be a viable business.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING AND, IF APPLIED INEFFECTIVELY, COULD RESULT IN OPERATING LOSSES AND STOCK PRICE DECLINE.

We intend to use the net proceeds from this offering principally for working capital needs and general corporate purposes, including the repayment of up to approximately $405,000 of outstanding debt, product and market development, acquisitions or investments in related businesses or products. However, most of the net proceeds of this offering have not been allocated for precise or specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. See "Use of Proceeds."

SINCE OUR COMMON STOCK HAS PREVIOUSLY NOT BEEN PUBLICLY TRADED, WE CANNOT PREDICT WHETHER OR NOT A TRADING MARKET COMMENCING AFTER THE OFFERING WILL BE ACTIVE OR HAVE EXTREME RISES OR DECLINES IN THE PRICES OF OUR COMMON STOCK, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

Prior to this offering, there has been no public market for our common stock.
We are not sure that a market for our securities will develop. If an investor purchases these shares and no public market develops, the investor may have difficulty reselling the shares or warrants. The initial public offering price has been determined by us arbitrarily. If or when a market develops, you may not be able to resell your shares at or above the initial public offering price. The stock markets have recently experienced significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well SLS performs as a company.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           -----------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     GENERAL

SLS International, Inc. was formed on July 25, 2000 and had no previous operations. The sole shareholder of SLS International at incorporation was Sound and Lighting Specialist, Inc. On the same date of incorporation, Sound and Lighting Specialist Inc. was merged into SLS International, Inc. All of the financial information prior to the merger was the results of operations of Sound and Lighting Specialist, Inc. After the merger, all of the operating activity is reported by SLS International, Inc. After effectiveness of the merger, Sound and Lighting Specialist, Inc. ceased to exist as a separate corporate entity.

In June 1999, due to the favorable acceptance by its customers of the loudspeaker systems that the Company had designed, management made the decision to cease marketing, selling and installing sound and lighting systems directly on a retail basis and began focusing all efforts towards being a loudspeaker manufacturer only and selling to dealers and contractors on a wholesale basis.

In June of 2000, dealerships and distributors began signing on to sell SLS' Professional Line of products and products began shipping. However, most of the Professional Line required New Ribbon Drivers which SLS was still in the process of developing. These products would not be completed and implemented into the product line until early 2001. In September, the Company introduced its Home Theatre systems and sales for those systems began immediately. From September through December 2000, the Company added 20 new Home Theatre dealers in the US and began marketing efforts to establish distributors and dealers outside the US.

SLS International Inc.'s operations are primarily from the sale of loudspeakers which they produce and sell through their own dealer networks. The speakers are high quality-high dollar systems and are generally recognized in the industry. Earnings of SLS International, Inc. are affected significantly by general economic and competitive conditions. The information in this section should be read together with the financial statements, the accompanying notes to the financial statements and other sections included in this prospectus.

     HIGHLIGHTS OF SLS'S BUSINESS STRATEGY

SLS's current goal and business strategy is to operate as a well-capitalized, profitable and independent loudspeaker manufacturer dedicated to providing quality sound systems. Generally, SLS has sought to implement this strategy by emphasizing high quality loudspeaker systems. Specifically, SLS' business strategy incorporates the following elements: (1) operating as a high quality loudspeaker manufacturer; (2) emphasizing the development of ribbon driver technology in its loudspeaker products; (3) maintaining the highest quality control over the production process; (4) maintaining its own dealer network and making sales only to those dealers; and (5) maintaining a strong financial position to allow expansion into consumer markets for sales of a lower priced but significantly higher volume of ribbon driver loudspeakers.

SLS has received recognition by its peers for loudspeaker products, particularly the products which incorporate the new ribbon driver systems, at conventions and product shows. SLS intends on keeping this quality image and producing products in the price range of $2,000 to $20,000. The need for production facilities has been addressed by SLS in fiscal 2000 by using its own resources to add equipment that can be used to increase the amount of production that will be necessary once the ribbon driver loudspeakers become better known. In fiscal 2000, SLS has also added to its inventory by adding materials that are necessary to produce the loudspeakers and by producing loudspeakers that the dealers can have in their showrooms which are used to sell the product. Much of the last 3 years has been dedicated to developing a dealer base and to perfecting the ribbon driver loudspeakers.

Future expansion of production facilities will be necessary as SLS begins producing loudspeakers that can be sold by larger distributors. These loudspeakers will be priced between $250 and $950 and are expected to be more of a mass market item. When agreements are reached for the lower priced loudspeakers a larger demand is expected and a more consistent production level. Until the facilities are built and SLS has determined they have the ability to produce the lower price loudspeakers there is no need to enter into any agreements with marketers.

Initially SLS will use the capital provided by the sale of the securities for working capital, to add and train employees and to produce inventory. The capital provided by the sale of securities will allow SLS to begin a larger scale production process that is necessary to allow for enough sales of the loudspeakers so SLS can operate without additional capital funding or borrowings. The working capital provided from the offering is estimated to cover expenses for a 6-month period based upon current sales. However, sales are expected to increase and business operations should be sufficient to meet our capital needs. Expansion of production facilities and additional trained employees will be required when we begin producing loudspeakers for marketing at prices below $1,000. Financing of these items is expected to be obtained through the exercise of warrants or borrowings from individuals or banks. The timetable to enter this market is solely dependent on SLS reaching an agreement with a distributor that can best represent us in this very competitive market. SLS does not have a set timetable for this and may not enter this market at all if we cannot find the right distributor.

     RESULTS OF OPERATIONS

          YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO DECEMBER 31, 1999

For the year ended December 31, 2000, SLS reported an operating loss of $781,710 on revenue of $163,350 as compared to an operating loss of $245,387 on revenue of $544,187 for 1999. The decrease in operations and net revenue were the result of SLS restructuring its business and the production of new products with the ribbon driver.

General and administrative expense for the year ended December 31, 2000 was $813,571 an increase of $344,411 from the similar period in 1999 where total general and administrative expenses were $469,160. The increase was due to significant increases in expenditures for advertising, trade show costs and travel to participate in the trade shows. This was needed for the introduction of the ribbon driver loudspeakers and in securing dealers to sell the product.

Interest expense increased to $27,126 in fiscal 2000 compared to $10,250 in fiscal 1999 because of borrowings on notes, which provided the funds necessary to introduce and produce the new loudspeaker product.

          YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO DECEMBER 31, 1998

Revenues decreased by $494,840 to a total of $544,187 in fiscal 1999 compared to $1,039,027 in fiscal 1998. This 47% decrease resulted from the Company not pursuing any contractor/installation business but rather completing all contracts that were committed. All operations were concentrated on the new loudspeaker. The cost of sales in 1999 were $312,448 compared to $614,318 in 1998 resulting in fewer sales in 1999.

General and administrative expenses in 1999 were $469,160 compared to $624,124 in 1998 as fewer costs were incurred as the transition was made to a dealer based sales force.

Interest expense in 1999 increased by $1,504 to $10,250 from $8,746 in 1998 because of higher loans. There was a tax benefit in 1998 resulting from the carryback of losses while in 1999 the losses were only carried forward.

FINANCIAL CONDITION

As of December 31, 2000 the Company's current liabilities exceeded the current assets by $297,400 compared to an excess of current liabilities over current assets of $134,126 as of December 31, 1999. The total liabilities exceeded net assets at December 31, 2000 by $790,677. This decrease in working capital was caused by the lack of sales in 2000 as SLS was marketing the new line of loudspeakers. Cash generated from operating activities decreased in 2000 primarily because of the loss experienced by the Company.

The Company has experienced operating losses in 2000, 1999, and 1998 and significantly reduced cash flows from operating activities in each of those years. In addition the Company has not paid notes payable and accounts payable on due dates. The report of the Company's Certified Independent Accountants contains an explanatory paragraph indicating that these factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company borrowed approximately $615,000 in 2000 and privately sold equity for a total of $123,300. In order to continue operations, the Company has been dependent on raising additional funds and has sold additional shares in 2001 to raise capital. In addition, there will be outstanding warrants, which, upon exercise, can provide additional funding.

Assets at December 31, 2000 totaled $422,981, which was an increase of $172,310 over assets at December 31, 1999. This increase was primarily the result of an increase of $191,093 in inventory and $20,753 in equipment as SLS produced additional inventory to allow dealers to begin sales of ribbon driver loudspeakers and to have samples on hand in dealer showrooms. The equipment increase resulted from changes needed to produce the loudspeaker systems. Cash decreased by $99,989 as the Company used its cash to expand the inventory. Prepaid expense increased by $76,890 primarily because certain costs associated with the stock offering have been prepaid. These costs will be offset against the funds to be received in the offering for a net contributed capital amount.

Total liabilities increased by $770,721 to $1,213,658 at December 31, 2000 from $442,938 at December 31, 1999. This increase was primarily from long-term debt, which increased $492,349, accounts payable which increased $111,056 and accrued liabilities which decreased $37,256. Short term notes payable increased by a total of $121,334 resulting from additional borrowings from individuals. These notes along with other borrowings from individuals that are due in 2002 are unsecured and have interest rates and terms that afforded the company better terms than what could be received from traditional lending institutions. The accounts payable increase resulted from the purchase of materials needed for the production of inventory and professional fees incurred as part of the registration process. The decrease in accrued liabilities resulted from items that were accrued in December that were subsequently paid in the normal course of business.

Net equity at December 31, 2000 totaled a negative $790,677 which was $658,410 higher than the net equity at December 31,1999 for a total negative equity of $132,267. The decrease resulted from a loss from operations resulting from the restructuring of business to establishing dealers for the marketing and distribution of loudspeakers and the perfecting of the ribbon driver loudspeakers. The Company retired treasury stock valued at $60,000.

UNCERTAINTIES
-------------
There is intense competition in the speaker business with other companies that are much larger and national in scope and have greater financial resources than SLS. At present, we require additional capital to continue our growth in the wholesale speaker market. We are relying upon our ability to obtain the necessary financing needed and upon our relationships with our lenders to sustain the viability of SLS. In the past, we have been able to privately borrow money from individuals and have sold some of our common stocks to raise capital. We intend to continue to do so as needed. However, we cannot be certain that we will continue to be able to successfully obtain financing as needed in the future. If we fail to do so, we may be unable to continue as a viable business.

                             MARKET FOR SLS SHARES
                             ---------------------
SLS shares of common stock have not publicly traded prior to the date of this prospectus, and there is presently no public market for SLS common stock. Upon completion of the offering, we plan to take steps to cause an application to be filed for the trading of our securities in the over-the-counter market on the "pink sheets" and/or the "Bulletin Board". SLS presently has 14,271,528 shares of common stock outstanding which are owned by ten persons consisting of private investors, a former officer and director, and members of management of SLS. There are presently no outstanding options or warrants to purchase any SLS shares. Except for possible purchases in the current offering by officers and directors, all of the 4,000,000 shares to be sold in this offering can be freely traded by investors in any market that may develop. If officers and directors purchase in the offering, they may only sell these shares pursuant to the exemption provided under Rule 144 under the Securities Act of 1993, as amended.

Upon completion of this offering, SLS will have a total of 18,271,528 shares of common stock outstanding. Except for 100,000 shares presently owned by Robert Cooper, a former officer and director, none of the shares of common stock held by current shareholders are presently eligible to be sold in any public market because the present shareholders have agreed not to sell for a period of either 6 months or 12 months from the effective date of this prospectus. Messrs. Gott and Norton, officers and directors, and Robert Cooper, a former officer and director, own a total of 11,625,728 shares of common stock which are subject to an agreement to not sell their presently held shares for 12 months from the date of the prospectus. In addition, pursuant to a Consent Order with the State of Missouri, Messrs. Gott and Norton agreed to lock-up their shares for a period of four years to be released only upon specified occurrences, or in increments after two years. However, Mr. Cooper has been permitted to sell up to 100,000 of his shares during the 12 month period following the date of the prospectus. All other present shareholders which own a total of 2,645,800 shares have agreed not to sell any part of their present share holdings for a period of 6 months from the date of this prospectus. All of these shares will become eligible for resale pursuant to Rule 144 at the end of the 6 month period. Therefore, by February 2002, a total of 3,690,792 or all of the share holdings of present shareholders, except Messrs. Gott and Norton, will be eligible for sale under Rule 144 in the public market. When eligible under the lock-up agreement, Messrs. Gott and Norton, who own 10,580,736 shares, may only sell up to 1% of SLS' outstanding shares, or 182,715 shares in any 3-month period. Future sales by them may have a negative effect on the price of SLS shares in the public market. This may cause the price of SLS common stock to decline and may prevent investors from reselling their shares at a profit.
                                       12
                           FORWARD-LOOKING STATEMENTS
                           --------------------------

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "will," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

                                   DILUTION
                                   --------

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. SLS' net tangible book value at December 31, 2000 was a negative $790,677 or $(.06) per share of common stock. Dilution per share represents the difference between the offering price of $.25 per share payable by investors and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

After the completion of the offering and after deduction of offering expenses which are estimated to be $100,000, our pro forma net tangible book value will be $109,323 or $.01 per share. This represents an immediate increase in pro forma net tangible book value of $.07 per share for existing stockholders and an immediate dilution of $.24 per share, or approximately 96% of the offering price, to investors purchasing units in the Offering.

     Public Offering Price per share                             $    .25
     Net Tangible Book Value per share before Offering           $   (.06)
     Increase Per Share attributable to sale of shares hereby    $    .07
     Pro-Forma Net Tangible Book Value after Offering            $    .01
     Dilution per share to Public Investors                      $    .24

The following table takes into account the recent reorganization of SLS and the declared forward stock split. The table summarizes and compares as of December 31, 2000, (a) the number of shares purchased by investors and present shareholders represented as a percentage of SLS's total outstanding shares, (b) the aggregate amount paid for the shares by investors as compared to the price paid by existing shareholders, (c) the aggregate amount paid figured as a percentage of the total amount paid by investors and by existing shareholders, and (d) the average amount paid per share for such shares by public investors and existing shareholders. For purposes of this table, the sale to the public of the shares offered by this prospectus, is assumed to have taken place on December 31, 2000.

                                       13
                                                        Total Paid
                                Percent of            as Percentage  Average
                                Company's    Total       of Total    Amount
                      Shares      Total      Amount       Amount    Paid Per
Shareholders         Purchased*  Shares*     Paid*      Received*     Share
-------------------- ---------- ---------- ---------- ------------- --------
Present Shareholders 14,271,528    78 %    $  415,833      29 %     $    .03
Public                4,000,000    22 %    $1,000,000      71 %     $    .25
-------------------- ---------- ---------- ---------- ------------- --------

*The above table does not take into account future possible exercise of the warrants forming part of the units which will result in more shares outstanding being purchased at different prices.

As demonstrated by the above tables, he purchasers in the offering will immediately experience substantial dilution in net tangible book value.

The initial public offering price is substantially higher then the net tangible book value per share of the outstanding common stock immediately after the offering. As a result, purchasers of shares will experience immediate and substantial dilution of their investment in the amount of approximately $.24 per share in net tangible book value per share, or approximately 96% of the initial public offering price of $.25 per share. In contrast, existing stockholders paid an average price of $.03 per share.

Future sales of our common stock by our present shareholders may depress SLS' stock price and investors may not be able to resell their shares at a profit.

Upon completion of this offering, we will have 18,271,528 shares of common stock outstanding. All of the 4,000,000 shares of common stock sold in this offering can be freely traded and shall comprise the trading market for SLS stock. However, although shares of stock of our present shareholders have not been registered with the SEC, certain amounts of the remaining 14,271,528 shares of common stock outstanding after this offering will become available for public sale in the market pursuant to Rule 144 under the Securities Act of 1933. After the existing owners of the shares have owned them for at least one year, they may sell such remaining shares. Their sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of the one-year holding periods could cause the market price of our common stock to decline.

                                USE OF PROCEEDS
                                ---------------

The total proceeds to be received by SLS from the sale of 4,000,000 Units will be $1,000,000. After deducting estimated legal, accounting and miscellaneous expenses of approximately $100,000, the offering shall produce estimated net proceeds of $900,000. That amount was arrived at after making estimated deductions of $25,000 for accounting, $60,000 for legal fees, $5,000 for printing, $5,000 for blue-sky fees and expenses, and $5,000 for miscellaneous expenses.

The net proceeds of the offering are estimated to be utilized as follows:

                                      Amount              % of Net Proceeds
                                    ----------            -----------------
Reduction of Debt                   $  405,000                  45.00 %
Equipment                           $   50,000                   5.56 %
Sales, Marketing & Advertising      $   60,000                   6.67 %
R & D                               $   25,000                   2.77 %
Inventory                           $  128,000                  14.22 %
Working Capital                     $  232,000                  25.78 %
                                    ----------            -----------------
Total Net Proceeds                  $  900,000                 100.00 %
                                    ==========            =================

The outstanding debt to be repaid consists of the current portion of loans from individuals of up to a total of $84,000 and accounts payable to vendors up to a total of $321,000. The equipment to be purchased consists of $30,000 for a painting system for our cabinets and $20,000 for additional manufacturing tools. Of the proposed expenditure for sales, marketing and advertising, 50% or $30,000 will be for advertising and $20,000 used for trade shows. The balance of $10,000 will be used to cover expenses of working with sales personnel and training. Working capital of $232,000 will be used for salaries, general and administrative costs and day-to-day operations.

The amounts set forth above are estimates developed by management of SLS for allocation of the net proceeds of this offering based upon our current plans. Although we do not currently expect to make material changes in the proposed use of proceeds, to the extent that management finds that changes are required, the amounts shown may be changed among the uses indicated above. SLS' proposed use of proceeds may be altered due to changes in general, economic and competitive conditions, timing and management discretion, each of which may cause a change in the amount of proceeds expended for the purposes specified. The proposed application of proceeds may also be altered due to changes in market conditions and SLS' financial condition in general. These changes may include the occurrence of a national economic slowdown or recession, a significant change in the industry and the environment in which SLS operates, and/or regulatory or governmental changes in general.

We expect that the net proceeds of the offering, together with operating revenues, will be adequate to satisfy SLS' working capital needs for approximately the next six (6) month period. SLS anticipates the exercise of the class A warrants will provide an additional $2,000,000 for additional working capital. However, we cannot be certain that the class A warrants will be exercised. If the class A warrants are not exercised, we are not certain that we will be able to raise additional working capital from other private sources or from lending institutions.

                                DIVIDEND POLICY
                                ---------------

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                   BUSINESS
                                   --------

THE COMPANY
-----------

     BACKGROUND

     SLS and its predecessor, Sound & Lighting Specialists, Inc. have been engaged in the business of manufacture and installation of sound systems for various customers, corporate and individual, for the past 28 years. SLS was formed in August, 2000, under the laws of the State of Delaware for purposes of merging with its predecessor, which was formed in 1994 under the laws of Missouri. The merger effectively changed the name of the predecessor and the predecessor's state of incorporation from the state of Missouri to the state of Delaware.

     DEVELOPMENT

     Initially, SLS engaged in the direct sale and installation of sound systems for various customers and rented lighting and sound equipment. The business evolved into the business of designing cabinets for loudspeaker systems for sale and installation. We manufactured the cabinets and purchased the components which consisted of compression drivers and woofers from independent third party manufacturers and sold and installed the systems for our customers. The compression drivers made the high frequency or treble sounds and the woofers made the low frequency or bass sounds. During 1994, we expanded our line of loudspeaker systems to include speakers which utilized ribbon drivers instead of compression drivers. At that time, the ribbon drivers were purchased from an independent manufacturer. As we developed our ribbon driver line of loudspeakers we relied on our Tef 20 computer acoustic measurement system which analyzes and measures sound waves. This system is the industry standard for loudspeaker designing and is used by most of the major loudspeaker manufacturers in the design and manufacture of loudspeaker systems. Our Tef 20 indicated that the ribbon driver systems that we were designing were superior in several ways to the compression driver systems that we previously used. The ribbon driver system that we were designing had a smoother frequency response. The level of mid-range sound and treble sound that the ribbon was producing was more even and therefore the loudspeaker reproduced whatever sound it received in a more natural manner. Also, the ribbon driver did not produce the same level of distortion when played at higher frequency levels as the compression driver. This resulted in a positive reaction from our customers to the quality of sound and we decided to change our overall strategy.

In the latter part of 1998, we determined to focus our efforts solely on manufacturing and sale of lines of ribbon driver speaker systems. Our speaker systems product lines consist of:

     *  The Professional Contractor Speaker System, a more expensive line;
     *  The Universal Soldier Speaker System, a less expensive line; and
     *  The Home Theater Speaker System.

The market for the ribbon driver product line is new and growing. Our future success is uncertain because the loudspeaker market is experiencing rapid technological advances, changing customer needs and evolving industry standards.

In order to realize our expectations regarding our operating results, we depend on:

     *  Market acceptance of our ribbon driver products;
     *  Our ability to compete in quality and price for our products;
     * Our ability to develop, in a timely manner, new products and services that keep pace with developments in technology;
     *  Meet changing customer requirements; and
     * Enhance our current products and services and deliver them efficiently through appropriate distribution channels.

     THE TECHNOLOGY

     The nature of loudspeakers is to increase the volume of sound in order to enable the sound to be heard by many persons occupying a large area. For many years, the loudspeaker industry used certain types of components to increase the volume of sound. The technology originally permitted only the types of components which required low electrical power in order to achieve high volume sound. In the past, loudspeakers consisted in part of a component called the compression driver. This device generally is used to reproduce the mid-range and high frequencies of sound. Early compression drivers consisted of a diaphragm made of a linen-based man-made resin material which is enclosed in a chamber. This diaphragm was generally formed as a round sphere similar to a ball that has been cut in half. The edges of the diaphragm were then caused to be wound many times with a very fine electrical wire called a voice coil. Electrical current from an amplifier is sent through the wire and the diaphragm vibrates to produce the sound wave. However, in the compression driver, the diaphragm is enclosed in a chamber with the sound exiting out of a relatively small hole that increases the velocity of the sound. This is similar to forcing air or water through a small hole to increase its velocity. The disadvantage of the compression driver is that before the sound waves are forced through the small hole they are first bounced around inside of the chamber and become distorted and tend to produce a certain amount of listening fatigue for audiences. Today the compression drivers presently use a diaphragm made from aluminum and titanium and can produce the same high volume but with higher frequency sounds. Although today's compression drivers are superior to those of the past due to the new materials, the above negative aspects still exist to a degree because of the nature of the design of the compression driver.

Originally the diaphragm of the ribbon driver consisted of a material made from mylar plastic. This plastic component produced a better quality sound but was not able to handle the amount of electrical current needed to produce a high level of sound. This caused the component to melt and thereby cease to function. In addition, the ribbon drivers required relatively large, cumbersome and heavy magnet assemblies using ceramic magnets. Over the years the ribbon driver was developed utilizing higher powered magnets and materials that could withstand higher temperatures.

The ribbon driver works in a different manner than the compression driver. The diaphragm of the ribbon driver is a flat piece of mylar plastic or in the case of SLS ribbon drivers, a high temperature Kapton plastic. These materials are considerably thinner and lighter than the linen or even the aluminum or titanium diaphragms of the compression drivers. The ribbon diaphragm is then laminated on one side with a very thin coating of aluminum. This aluminum is then chemically etched to leave wire-like traces of aluminum that acts as a voice coil that vibrates the diaphragm when current is applied. The diaphragm of the ribbon driver is not in a chamber and is open and visible to the air. The sound waves are not restricted and therefore they do not have the distorted properties of the compression driver. Because the diaphragm of the ribbon driver is so thin and light it reacts very quickly to the electrical signal and does not introduce any new or resonated sounds created by the material of the diaphragm itself. This enables the ribbon driver to produce a much purer reproduction of the sound source without adding any tones of its own.

In 1994, SLS purchased several ribbon drivers from a non-affiliated European company to determine if they could be used in the SLS loudspeaker systems.
Prior to this, we were only using compression drivers. We immediately noticed the difference in the quality of sound and began to install the ribbon drivers in some of our own smaller speaker cabinets which did not require high electrical power. Due to the positive response from our customers we decided to develop a complete new product line using the ribbon drivers that we purchased from the European manufacturers.

In February, 2000, SLS retained Igor Levitsky, an electro-acoustics engineer to develop a new technology ribbon driver for SLS. He was requested to develop two different sized ribbon drivers and was paid a fixed fee. We also agreed to pay him a royalty of $2,000 per year for an indefinite period of time. Mr. Levitsky is still a consultant with SLS. During each of the last two fiscal years, SLS expended approximately $65,000 on research and development activities. The costs of such research and development is not borne directly by our customers.

The ribbon driver that we have developed uses new lightweight high powered magnets and plastics which can withstand high temperatures. This enables the speaker system to have increased power handling ability and higher sound volume with substantial reliability and clarity. Our own proprietary ribbon driver model AT1, a 5-inch version of the ribbon driver, has now completed development. SLS is presently in the process of making tools and dies for the manufacture of our ribbon driver model AT1 for use in our Universal Soldier Commercial line and Home Theater line of loudspeakers for sale commencing January, 2001. This enables us to manufacture our own ribbon drivers at a substantially reduced cost to us as well as provide improved performance for our loudspeaker systems. However, until January, 2001, we continued to purchase our ribbon drivers from a third party manufacturer.

We are also in the process of completing the engineering and prototype for a 6-inch ribbon driver model AT2, which is estimated to be completed by January 31, 2000. At that time we will tool for production and estimate that we will commence manufacturing our own model AT2 by March 2001, for use in our Professional Contractor Speaker System line. We also expect to use the AT2 in the proposed Cinema Line of loudspeakers for movie houses. See "Business - Manufacturing"

     THE PRODUCTS

Previously, when SLS was involved in selling and installing its products for end-users, its product line consisted of 12 models of Professional Contractor speaker systems. As a result of the change in operations to wholesale to distributors, it has increased its product lines. In addition to the models previously manufactured, SLS added two new lines consisting of 12 new models and increased the number of models it manufactured under its Professional Contractor System.

Our Professional Contractor Speaker System line presently consists of 18 different models of speaker systems, each model consisting of a speaker cabinet and components of woofers which provide the bass sounds and ribbon drivers which provide the treble sound. This line, the cabinets of which are generally manufactured by SLS, is usually sold to large contractors and is installed for churches, theaters, school auditoriums, casinos, night clubs and touring production companies. Although we will commence manufacturing our own ribbon drivers in January, 2001, the woofers are still manufactured by non-affiliated manufacturers which manufacture to our specifications.

The Universal Soldier Speaker System consists of lower cost speakers which are designed to be sold by music stores for orchestras, disc jockeys and the less expensive commercial market. There are 8 models of different size, with less expensive components that produce varying sound levels and area coverage capabilities. These are not equal to the quality and sound levels of our Professional Contractor Speaker System Line.

SLS recently completed development of a new line of loudspeakers for the home theater market. We intend to direct a substantial effort to capture an appropriate market share of the home theater market. Our Home Theater Loudspeaker System consists of 4 models which utilize the smallest unit of the SLS' Professional Contractor Loudspeaker System as their basis. SLS manufactures the cabinetry, and soon expects to manufacture the ribbon drivers for this system, which are designed for boardroom and for the home. The home theater market requires equipment that uses five or more speakers which are placed around the room. This will provide the listener with "surround sound" similar to a movie theater experience. Almost all current movies are now produced in "surround-sound" which uses at least 5 speakers plus a sub-woofer system.

Revenues from our ribbon driver product line are expected to account for a material portion of our revenues for the foreseeable future. Our future financial performance will depend on market acceptance of our Ribbon driver technology and products. The market for sound systems is described as having continuing technological developments, frequent new product announcements, evolving industry standards and changing customer requirements. As a result, if our Ribbon driver technology and product line do not achieve widespread market acceptance, we may not be able to achieve expected revenues or profits.

     FUTURE PRODUCTS

     SLS is currently re-packaging certain models of its Professional Contractor Sound Systems for the cinema and movie theater market by simplifying the cabinetry. In a typical movie house, the speakers are usually not displayed in view of the public. SLS has determined to re-package certain models of its Professional Contractor line for use in movie houses. The new cabinetry will be less costly as well as the other components. This will provide our representatives with a cost advantage in marketing our system to cinema owners. At present, a total of 10 models are being repackaged for this line.

     MANUFACTURING

     SLS generally designs and manufactures its own cabinets for its product lines, and on occasion contracts certain models manufactured by independent, established, local and other woodcrafters. These manufacturers construct the cabinetry to SLS' specifications. Currently, the ribbon drivers used by SLS in our speaker systems are being purchased from two non-affiliated manufacturers, Acoustic Technologies and Stage Accompany and the principal suppliers of our woofers are Belisle Acoustics and Seas Speaker Component Manufacturers. SLS is presently in the process of tooling for production of its own ribbon driver, model AT1 commencing January, 2001. This will result in a meaningful reduction in costs to us and will enable our products to be more competitively priced.

Our sources of supply of other component sub-parts are all competitively priced and we have a sufficient number of other sources of supply available to us should the need arise for additional components. If a termination of existing relationship with any current supplier occurs we do not expect to have any difficulty in replacing that source. We presently purchase most of the woofers used in our systems from a non-affiliated Canadian company that produces them according to our specifications.

     SALES AND MARKETING

          DOMESTIC

          As a result of the recent change in method of operation of SLS, we are no longer engaged in the installation of speaker systems but are solely involved with the design, manufacture and distributor sale of our loudspeaker product lines. In addition to advertising in trade journals and attending industry conventions for promotion and sale of our products, we are in the process of establishing a network of distributors to cover the territorial United States. As of the date of this prospectus, we have retained 5 sales representative organizations. As a result, we now have a total of 25 dealers to sell our loudspeaker products. These representatives cover two-thirds of the United States in their representation of SLS and the sale of its products. Our agreement with our dealers requires them to use their best efforts to promote and advertise SLS' products, maintain a minimum inventory of loudspeaker systems and produce a minimum of annual sales. The agreement requires that SLS is to design products with the highest quality standards and provide suggested user prices to dealers. The dealer agreement may be terminated without cause by either party on 30 days notice.

SLS expects to establish additional sales organizations during the 6-month period following the date of this prospectus. We train the representatives of each organization to enable them to deal more easily with customer questions. As manufacturers, SLS is always available to respond to inquiries of customers and potential customers, if and when required. Although SLS is small in comparison to the industry leaders, it is seeking to become established in the smaller niche market which consists of commercial and residential customers who are more interested in a truer reproduction of sound than in a brand name.

In June of 1999 we ceased selling our loudspeaker systems directly to end-users. Up to that time, we sold only the Professional Contractor Loudspeaker Systems to end-user customers that were either churches, schools, nightclubs or similar organizations. These systems contained ribbon drivers manufactured by others. >From June 1999 through June 2000, we were in the process of changing to a manufacturing and sale company and developed more products. These recently developed products consisted of the Universal Soldier Loudspeaker system and the Home Theater speaker system. However, up to June, 2000, only a handful of Universal Soldier Speaker systems containing compression drivers were sold to systems contractors for installation in churches, schools, nightclubs and the like. As of the date of this prospectus, we have not sold any Universal Soldier systems with ribbon drivers. Since June, 2000, a total of 80 units of the Home Theater Systems having ribbon drivers which were not manufactured by us, have been sold through our dealers to the general public. The Universal Soldier and Home Theater Speaker systems having our new ribbon driver technology will be offered by us through our dealers commencing February, 2001.

During the period July 1999 through June 2000, sales of our Professional Contractor systems were relatively minimal and we sold 200 units to systems contractors for sale to theaters, churches, schools, nightclubs and the like. Since July 2000, we have sold 80 units of our Professional Contractor systems to dealers for sale to systems contractors. There is no relationship or affiliation between SLS and any customers of any of the sound systems.

SLS will continue to design and manufacture the same products as previously sold to end-users for sale at wholesale through our dealer network. Our current inventory of products contain ribbon drivers which were not manufactured by us. Commencing February, 2000, the Universal Soldier and Home Theater lines being manufactured will contain SLS' New Technology Ribbon driver model AT-1 ribbon drivers. The Professional Contractor Loudspeaker product line is expected to contain our New Technology Ribbon Driver model AT-2 ribbon driver by the end of March, 2000.

          INTERNATIONAL

          We are also engaged in marketing and promotion internationally. The expansion of our sales in foreign markets in a timely and cost- effective manner is expected to have a positive material effect on our business. However, we cannot be certain we will be able to maintain or increase international market demand for our products. Our international business involves a number of risks, including:

     *  foreign currency exchange fluctuations;
     *  political and economic instability;
     *  difficulty in managing distributors or sales representatives;
     *  tariffs and other trade barriers; and
     *  complex foreign laws and treaties including employment laws.

Because our sales are in US currency, foreign currency exchange fluctuations could materially affect us negatively. A decrease in the value of foreign currencies as they relate to the U.S. dollar could make the pricing of our products more expensive than products of our foreign competitors which are priced in foreign currencies. Because of the fluctuating exchange rates and our involvement with a number of currencies, we are unable to predict future operating results.

In January 1999, the new "Euro" currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. Because it is too early to determine the effect the Euro will have on the marketplace and because all of the final rules and regulations have not yet been defined and finalized by the European Commission regarding the Euro currency, we cannot determine the effect this may have on our business.

In the future we expect to make significant investments in our operations, particularly to support technological developments and sales activities. As a result, operating expenses are expected to continue to increase. As we develop and introduce new products and expand into new markets such as international, direct and OEM markets, we intend to make such investments on a continuing basis, primarily from revenues which are generated from operations and from funds available from this offering. If our net sales do not increase along with capital requirements or other investments, we are likely to continue to incur net losses and our financial condition could be materially and adversely affected. Since 1998 we have not been profitable due mostly to the shift in our operating focus, and we cannot be certain that we will achieve or sustain profitability on a quarterly or annual basis in the future.

     COMPETITION

     SLS' main competitors are JBL Professional, a division of Harmon International, Inc.; Eastern Acoustics Works, Inc.; Meyer Sound, Inc.; Turbosound, Inc.; and Renkus-Heinz, Inc. All of these companies have substantially greater assets and financial resources than SLS. Most of the above competitors compete in both the higher priced, more sophisticated line of loudspeaker systems, which are similar to SLS' Professional Contractor Speaker Systems, and lower priced, less sophisticated line of loudspeaker systems, similar to SLS' Universal Soldier Speaker Systems. Meyer Sound and Renkus-Heinz are engaged only in the more expensive speaker systems. All of the above competitors presently use the compression driver component in their sound systems. Although our ribbon driver products are new, the nature of the market for our loudspeaker products is highly competitive and sensitive to the introduction of new products. As a result, we may experience increasing competition in the future.

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. We are unable to give any assurance to investors that we will be able to compete successfully with our competitors or that the pressures we face from competitors will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products to existing customers. However, future competition could result in price reductions, reduced margins or decreased sales of our products.

We currently compete primarily with the internal design efforts of larger and more established companies that have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They are able to devote greater resources to the development, sale and promotion of their products than we do. They may develop products that are superior in certain respects to our products or may develop products that achieve greater market acceptance.

     PROPRIETARY TECHNOLOGY

     We are the proprietary owners of the ribbon driver technology for our model AT1 which has completed development. Although we intend to commence manufacturing the model AT1 in January, 2001, and the AT2 in March, 2001, no patent has been filed to date. However, we have filed a Disclosure Statement with the US Patent and Trademark Office as evidence of our conception of the invention. We intend to file a patent application shortly after completion of this offering. However, although we may file for a patent we cannot be certain that a patent will be granted, or that it will give us an advantage over our competitors.

The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. We also cannot be certain that our domestic and our international competitors will not develop other technology which produces results similar to our technology. We expect that some loudspeaker products may be subject to patent infringement claims as the number of products and competitors in our industry grows. In fact, we cannot be certain that third parties will not assert patent infringement claims against us in the future. If infringement claims are asserted, we cannot know that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming and may result in costly litigation. Such claims may also require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if they become necessary, may not be available on terms which are favorable to us, if at all. In addition, we may be forced to commence litigation in the future to protect our trade secrets or proprietary rights, or to determine the validity and extent of the proprietary rights of others. Such possible litigation could result in substantial costs and diversion of our energy and resources.

     EMPLOYEES

     SLS has a total of nine employees of which two are executive, one administrative, one marketing director and five technical. In the past, we have employed temporary and part-time employees to meet production obligations and fill orders. There is presently no labor union contract between SLS and any union. We do not anticipate our employees will seek to form or join a union for the foreseeable future.

     BUSINESS STRATEGY

     As a result of our experience, we have determined that maintaining consistent contact with distributors, customers and others in the industry and continued marketing through conventions and trade magazines will produce additional business. We have determined that marketing our products by the distributor/sales representative network is best suited to generate revenue for SLS. Our distributors are expected to be our primary source of business in the year 2000. In addition, the sales representatives will enable SLS to monitor the effectiveness of our marketing program. Now that we have the ability to manufacture the commercial ribbon drivers, we will derive savings from the cost of purchasing compression drivers and ribbon drivers from third parties. Both the cost savings and the quality of the lower distortion demonstrated by our Tef 20 analysis device are expected to enable us to establish a place in the commercial professional loudspeaker market.

We have begun only recently to focus our business on the development and application of our ribbon driver technology. We cannot be sure that this new business will be successful or that our future operating performance will bring about the results that we are seeking. Our operating results for the future periods are subject to all of the risks and uncertainties which are inherent in the establishment of new business enterprises. Our future operating results will depend upon:

     *  market acceptance of our ribbon driver technology;
     * our success in establishing and expanding the distribution network nationwide and internationally;
     * our success in establishing Ribbon driver products as a retail product line;
     * our success in attracting a retaining strategic partner; our success in attracting and retaining motivated and qualified personnel, particularly in the technical areas;
     * and our development in the marketing of new products and ribbon driver technology applications.

Our initial market concentration will be in the area of church construction and cinema theater construction. The larger speakers currently manufactured by SLS have been specifically designed for use in the church and cinema markets.

We intend to continue advertising in trade journals and attending industry conventions to maintain our image as a competitor in the loudspeaker industry in the U.S. and internationally. We are seeking to derive profits and competitiveness by sales through the dealer network of our product line using our new, less costly, ribbon driver manufactured by us in 2001. However, although we are confident, we cannot assure investors or predict profits from distributor sales or any other business activity.

At the appropriate time, we intend to investigate possible strategic alliances with key industry participants to strengthen our image, our product components and our distribution pattern. However, there is presently no relationship with any potential company under negotiation. In addition, we cannot be certain that a future alliance opportunity will present itself; or, if an opportunity is presented, that it will result in a profitable working relationship. It is likely that in some future financial quarter or quarters, our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

     * our ability to develop and market our new ribbon driver loudspeaker products in a timely manner;
     *  the size and timing of customer orders;
     *  seasonality of sales;
     * the degree and rate of growth of the markets in which we compete and the accompanying demand for our loudspeaker products;
     *  our suppliers' ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.


                                   PROPERTY
                                   --------

SLS does not own any real property. It presently leases 12,000 square feet of office and factory space at its current address from a non-affiliated landlord. The lease is due to expire on August 31, 2001, but SLS has an option to renew. SLS and its predecessor have been leasing on a month-to-month basis with the landlord for at least the past six years. The monthly rental is presently $2,650. Our facility is divided into 4 equal 3,000 sq. ft. sections that are internally connected. Section one is used for cabinet fabrication. Section two is used for storage of completed cabinets and component storage. Section three is used for assembly and shipping. Section four is used for engineering and administration. These facilities are suitable for producing in excess of 100 finished speaker cabinets per week and for the production of up to 1000 ribbon drivers per month. We believe our current manufacturing space is sufficient for our projected operations. However, although we have no plans to relocate our facility, should the occasion arise to do so, there is ample factory and office space available at other locations in the region at similar or competitive rates.

                                  MANAGEMENT
                                  ----------

The following table sets forth the names, ages and offices of the Company's executive officers and directors:

Name                 Age  Office
-------------------  ---  -------------------------------------------------
John M. Gott         50   President, CEO, CFO, Director

Richard L. Norton    43   Vice President of Production, Director

Robert Cooper             Former Treasurer, Former CFO and Former Director*
-------------------
*Robert Cooper, former Treasurer, resigned his position as Treasurer, CFO and director on July 24, 2000 to assume a teaching position at Northwest Missouri State University. John M. Gott, President of the Company, has assumed Mr. Cooper's position as Treasurer and CFO.

John M. Gott, SLS' Chief Executive Officer, Founder and Director, founded SLS in July 2000 in connection with the merger between SLS and its predecessor. He was also founder and Chief Executive Officer of SLS' predecessor, Sound and Lighting Specialists, Inc. which was founded in October, 1994. The predecessor engaged in the sale and installation of sound and lighting systems. Mr. Gott acted as its President and CEO since the inception of the predecessor. In that capacity he spearheaded its growth with respect to the sale and installation of sound and lighting systems across the world, including in Carnegie Hall and Disney World in Tokyo. He has been the primary salesman for SLS, as well as the designer and marketer of most of SLS' products.

Richard L. Norton, co-founded SLS and was also co-founder of SLS' predecessor, Sound and Lighting Specialists, Inc. in October, 1994. Since that time, he has served as production manager and installer of sound and lighting systems and as Vice President of Production of the predecessor until February, 2000. He thereafter served in the same executive and operating capacity for SLS. He attended Drury College and received a BS in business administration.

Upon completion of this offering, our principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 64% of the outstanding shares of SLS' common stock. As a result, these stockholders, acting together, will be able to influence significantly and control most matters requiring approval by our stockholders, including approvals of:

     *  amendments to our certificate of incorporation;
     *  mergers;
     *  sale of all or substantially all of our assets;
     *  going private transactions; and
     *  other fundamental transactions.

                         STATEMENT AS TO INDEMNIFICATION
                         -------------------------------

Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Complete disclosure of this statute is provided in Part II of the registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SLS pursuant to the provisions in the SLS' By-Laws, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             EXECUTIVE COMPENSATION
                             ----------------------

The following summarizes the principal compensation received by SLS' Executive Officers for the fiscal years indicated:

ANNUAL COMPENSATION
-------------------
                                         Other Annual
  Name & Principal                        or Medical
      Position       Year  Salary  Bonus Compensation Options Payments Awards
-------------------  ---- -------- ----- ------------ ------- -------- ------
  John M. Gott       2000 $ 50,440   --  $      2,045     --       --     --
  President

  Richard L. Norton  2000 $ 40,000   --  $      5,445     --       --     --
  Vice President
-------------------  ---- -------- ----- ------------ ------- -------- ------

Each of the directors is also an executive officer and is compensated as an officer. Each executive officer also serves as a director but receives no compensation for acting as a director. SLS intends to pay future outside directors who are not officers reasonable and customary fees for their services as directors and for attendance, in person or by telephone, at each meeting of the Board of Directors. There is presently no audit, financing or nominating committee of SLS.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

The following table sets forth certain information as of December 31, 2000 with respect to the beneficial ownership of SLS' common stock by all persons known by SLS to be beneficial owners of more than 5% of the outstanding shares of its common stock, by directors who own common stock and all officers and directors as a group:

                           # of common  Percent ownership  Percent ownership
                              shares    prior to sales of    after sale of
Name & Address                owned     Units by Company*  Units by Company*
-------------------------  -----------  -----------------  -----------------
John M. Gott                7,160,192        50.17 %             34.19 %
1020 S. Pickwick
Springfield, MO 65804

Richard L. Norton           3,420,544        23.97 %             18.72 %
818 N. Forest
Springfield, MO 65802

Robert Cooper               1,044,992         7.32 %              5.72 %
953 South Farm Rd., #197
Springfield, MO 65802

 Officers and Directors
   as a Group (2 persons)  10,580,736        74.14 %             52.91 %
-------------------------  -----------  -----------------  -----------------
*Based upon a total of 14,271,528 shares outstanding prior to this offering. See Plan of Distribution

                  CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS
                  -----------------------------------------------

During the fiscal year ended December 31, 1999, Tom Hornbuckle, an owner of 960,000 shares of SLS, exchanged such shares for certain assets of SLS consisting of the holiday lights, valued at SLS' cost for the assets, or $11,700. The shares re-purchased by SLS have been retired.

During 1999, certain receivables totaling $80,000 due to SLS from John Gott and Richard Norton, officers and directors of SLS, were paid by them through an assignment of certain equipment rental fees. The assigned fees had been due them individually for equipment owned by them and leased to non-affiliated third parties. SLS also received a commission from Messrs. Gott and Norton for handling the rentals and income over a period of three years on their behalf.
As of December 31, 2000, the Company owed the officers a total of $27,247.

During 1998, SLS sold a loudspeaker system at a price of $62,000, payable over time, to a nightclub, of which John Gott was a 20% shareholder. The nightclub failed to pay $43,000 of the amount due to the Company and the Company reclaimed the equipment, which it later sold for a price in excess of $43,000.

In July, 2000, SLS was reorganized and changed its state of incorporation from Missouri to Delaware. Thereafter, our Board of Directors declared a 12,800 to one, forward stock split. As a result, for each outstanding share of SLS, we issued an additional 12,800 shares. The resulting total of outstanding shares of SLS, as reorganized, became 14,340,480 shares of common stock. All references to shares in this prospectus, whether prior to or after the reorganization, are references to the outstanding shares of SLS, as it has been reorganized.

                                   LITIGATION
                                   ----------

As of the date of this prospectus, SLS is not involved in any material litigation nor has any material litigation been threatened against us. See Plan of Distribution.

                              PLAN OF DISTRIBUTION
                              --------------------

Upon effectiveness of this prospectus, SLS will offer the units to public investors through Messrs. Gott and Norton, its executive officers. Each unit, which consists of one share of common stock and two warrants, is offered on a direct offering basis. All subscription checks will be made to the order of Metropolitan National Bank FBO SLS International. All proceeds received from investors shall be placed in escrow with Metropolitan National Bank in Springfield, Missouri, as escrow agent, until the offering is completed. Upon completion of the offering, a closing will be held to distribute the proceeds.

If the offering is not completed by April 4, 2001, or 30 days after that date if the offering is otherwise extended by SLS, the offering will be terminated. At that time, all proceeds will then be promptly returned to investors by the escrow agent, without interest or deduction of any kind.

Prior to SLS filing an application to register its shares for sale in and from the State of Missouri, it had unwittingly sold a major portion of its securities in Missouri. Promptly upon learning of its error, SLS notified the Division of Securities of its mistake and requested a waiver of the requirement of pre-registration prior to sale and for permission to register the securities as of a date prior to the first sale of the securities. While the matter was under review by the Securities Division, SLS voluntarily suspended all sales of its securities. After review, the Missouri Securities Division consented to the registration of SLS' securities in the State of Missouri upon SLS entering into a Consent Order agreement with the Missouri Securities Division without admitting or denying any violation of Missouri Statutes. The Consent Order provided, among other things that (a) SLS will not sell its securities until registered under Missouri law or will not otherwise sell its securities in violation of Missouri law; (b) the principals of SLS will escrow their shares for 4 years to be released to them proportionately commencing after two years at the rate of 2.5% per quarterly period with the balance released after 4 years;
(c) SLS will repay short-term noteholders out of the proceeds of the offering;
(d) SLS will provide all investors with a copy of the Consent Order and give each investor the opportunity to seek a refund of his investment; and (e) SLS will pay $15,000 to the Missouri Education Fund. Each investor was provided with a copy of the Consent Order and no investor requested a refund. SLS complied with the terms of the Consent Order and the public offering was completed on May 2, 2001.

No officers or directors will receive any commissions or compensation for their sale of the units pursuant to the terms of the offering. SLS does not anticipate utilizing any registered securities broker-dealers in connection with any sales of the units. Officers, directors and other principal shareholders and their affiliates are permitted to purchase the units offered if they so desire and there are no limits to the amounts they may purchase. If they choose to purchase in the offering they will purchase on the same terms as other non-affiliated investors. However, any officer, director or affiliate purchasing in the offering will purchase for investment and not with a view to resale of the shares of common stock forming part of the units.

                            DESCRIPTION OF SECURITIES
                            -------------------------
UNITS
-----

Each unit shall consist of one share of common stock and two warrants, one class A warrant and one Class B Warrant, each warrant to purchase one share of common stock at specified prices. See "warrants" below.

COMMON STOCK
------------

Due to the reorganization of SLS and the forward stock split, as of December 31, 2000, SLS' authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share. There are presently outstanding a total of 14,271,528 shares of common stock. The holders of shares of common stock:

     * have equal ratable rights to dividends on funds which are legally available for dividends, provided dividends are declared by the Board of Directors of SLS;
     * are entitled to share proportionately in all of the assets of SLS which are available for distribution to holders of common stock upon any sale, dissolution or winding up of the affairs of SLS;
     * do not have priority rights to subscribe for future offerings of shares of common stock by SLS;
     * do not have any priority rights to convert their shares of common stock into any other security of SLS;
     *  do not have rights to subscribe for shares or convert their shares;
     *  have no right to have their shares redeemed by SLS; and
     * are entitled to one vote per share on all matters upon which stockholders may vote at all meetings of stockholders.

All shares of common stock now outstanding are fully paid for and are not assessable by SLS; and all the shares of common stock which are the subject of this offering, when issued, will be fully paid for and will not be assessable by SLS.

The holders of shares of SLS common stock do not have cumulative voting rights, which are rights to accumulate votes to be cast for directors in an election.
In this way a shareholder could vote his or her entire total of votes for one director only, and not vote for any other director. However, because there is no cumulative voting, the holders of more than 50% of the outstanding shares, when voting for the election of directors, can elect all of the directors to be elected, if they so choose. As a result, the holders of the remaining shares

                                       30
will not be able to elect any of SLS' directors. Upon completion of this offering of 4,000,000 units by SLS, the present management of SLS will own more than 50% of all of the outstanding shares. They will have effective control of SLS. Such a concentration of ownership could have an adverse effect on the price of the common stock. It may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

     * authorizing the issuance of preferred stock without common stockholder approval;
     *  prohibiting cumulative voting in the election of directors; and
     *  limiting the persons who may call special meetings of stockholders.

WARRANTS
--------

SLS has authorized the issuance and sale of class A warrants and class B warrants as part of the units offered. Each warrant provides the right to purchase one share of common stock at a specified price. The class A warrant has a term of 6 months and is exercisable at a price of $.50 per share. The class B warrant shall have a term of 2 years and shall be exercisable at a price of $3.00 per share. The class A warrants and class B warrants are immediately detachable from the common stock but are not separable from each other until the class A warrant is exercised. The class A warrants are immediately exercisable during the 6-month period after they are issued. At the end of the 6-month period, if the class A warrant is not exercised, or if the class A warrant is redeemed by SLS, the class A warrants and the class B warrants shall be void and of no effect.

If the average closing market price for SLS' common stock is at least equal to the exercise price for the class A or class B warrant for a period of 10 days, then such warrants are capable of being repurchased by SLS at a price of $.001 per warrant. This re-purchase by SLS can occur only after SLS mails a 30-day notice to each holder of the warrants that are to be re-purchased. However, the holder of the warrants can still exercise the warrants during the 30-day notice period.

If SLS issues additional shares to others for any reason, other than a consolidation, merger, stock split, or sale of all the assets of SLS, the holder of the warrants will have no rights to purchase any more shares than are represented by the warrants. In addition, no adjustment or change in the exercise price of each warrant will be made, except if a stock split is declared by SLS. In case of a stock split, the exercise price of the warrants shall be adjusted higher or lower depending upon whether the stock split is a reverse stock split or forward stock split. A forward stock split means the shares are being split so that more shares will be outstanding after the stock split. In a forward stock split, the exercise price of the warrants shall be adjusted to permit the purchase of more shares of stock for the original exercise price. If there is a reverse stock split, there will be a reduction in outstanding shares and the exercise price of the warrant shall purchase fewer shares.

Only owners of common stock have equity in SLS. Each warrant holder will not own any equity interest in SLS by virtue of his ownership of the warrant. The warrant holder may not vote as a stockholder. The warrant holder also will not have rights to any distributions to stockholders unless and until the warrant is exercised and SLS receives the cash consideration for the purchase of the common stock. SLS shall reserve such number of shares of common stock as shall be equal to the number of class A and class B warrants issued. The shares are reserved for future issuance upon exercise of the warrants. The shares to be issued upon the exercise of the warrants have also been registered with the Securities and Exchange Commission. Upon exercise of the warrants, such shares of common stock issued to each exercising investor will be freely tradeable and will not constitute restricted securities as such terms are defined under the Securities Act. The sole exception to this will be shares purchased in the offering by officers and directors of SLS. The shares purchased by them shall be held by them for investment.

                               STOCK OPTION PLAN
                               -----------------

SLS' Board of Directors approved the SLS International, Inc. 2000 Stock Purchase and Option Plan (the "Plan") and the plan was approved by existing stockholders.

The Board of Directors of SLS will administer the Plan. The plan affords key employees, officers, and consultants, who are responsible for the continued growth of SLS, an opportunity to acquire an investment interest in SLS, and to create in such individuals a greater incentive and concern for the welfare of SLS. SLS, by means of this 2000 Stock Purchase and Option Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

THE PLAN
--------

SLS has reserved up to 2,000,000 shares of common stock for issuance upon exercise of options that may be issued from time to time under the Plan. The shares to be issued are subject to adjustment in the event of stock dividends, splits and other events that affect the number of shares of common stock outstanding.

Maximum Purchase. The options offered in the plan are a matter of separate inducement and are in addition to any salary or other compensation for the services of any key employee or consultant. The options granted under the plan are intended to be either incentive stock options or non-qualified or non-statutory stock options.

Option. Participants will receive such options as are granted from time to time by the Board of Directors. The option will state the number of shares and price of common stock to be purchased upon exercise of the options by the option holder.

Exercise Price. The purchase price per share purchasable under an option will be determined by the Board of Directors. However, for statutory options, the purchase price shall not be less than 90% of the fair market value of a share on the date of grant of such option. Furthermore, any option granted to a participant under the plan who, at the time the option is granted, is an officer or director of the Company, the purchase price shall not be less than 100% of the fair market value of a share on the date of grant of such option. In the case of an incentive stock option granted to a participant who, at the time the option is granted, is a 10% shareholder, the purchase price for each share will be an amount not less than 110% of the fair market value per share on the date the incentive stock option is granted.

Term Of Option. The term of each option shall be fixed by the Administrator which in any event will not exceed a term of 10 years from the date of the grant.

Termination Of Employment. The Administrator will have the right to specify the effect to a participant upon his or her retirement, death, disability, leave of absence or any other termination of employment during the term of any option.

Amendments. The Board may amend, suspend, discontinue or terminate the plan; provided, however, that, without approval of the stockholders of SLS, no such amendment, suspension, discontinuation or termination will be made that: 1. would cause Rule 16b-3 under the Securities Exchange Act of 1934 to become unavailable with respect to the Plan; 2. would violate the rules or regulations of any national securities exchange on which the shares of SLS are traded or the rules or regulations of the NASD that are applicable to SLS; or 3. would cause SLS to be unable, under the Internal Revenue Code, to grant investment stock options under the plan.

                                  LEGAL MATTERS
                                  -------------

Legal matters in connection with this offering will be passed upon for the Company by Alfred V Greco PLLC, 666 Fifth Avenue, New York, NY 10103. Mr. Greco, the principal of Alfred V. Greco, PLLC, is the owner of 105,000 shares of SLS.


                                     EXPERTS
                                     -------

The audited financial statements of the Company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weaver & Martin, LLC, independent public accountants. Their report, which appears elsewhere herein, insofar as the Company is concerned, includes an explanatory paragraph as to the ability of the Company to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

                               FURTHER INFORMATION
                               -------------------

SLS has filed with the Washington, DC office of the Securities & Exchange Commission (the "SEC") a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. For further information with respect to SLS and the securities offered, potential investors are referred to the registration statement and to the financial statements filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or other documents are not necessarily complete and in each instance, potential investors are referred to the copy of such contract or document that has been filed as an exhibit to the registration statement. Each statement is qualified in all respects by the reference to the exhibit. The registration statement, including exhibits, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W. Washington, DC 20549. Copies of the registration statement or any part thereof may be obtained from the SEC's principal office in Washington, DC upon payment of the fees prescribed by the Commission.

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                              TABLE OF CONTENTS



                              DECEMBER 31, 2000
                              -----------------

                                                                        PAGE
                                                                        ----



INDEPENDENT AUDITOR'S REPORT.........................................    36


BALANCE SHEET........................................................    37


STATEMENT OF OPERATIONS..............................................    39


STATEMENT OF CASH FLOWS..............................................    40


STATEMENT OF SHAREHOLDERS' (DEFICIT).................................    42


NOTES TO FINANCIAL STATEMENTS........................................    44

(LOGO)                                                            (LETTERHEAD)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

STOCKHOLDERS AND DIRECTORS
SLS INTERNATIONAL, INC. (formerly known as Sound and Lighting Specialist, Inc.)

We have audited the accompanying balance sheet of SLS International, Inc. (formerly known as Sound and Lighting Specialist, Inc.) as of December 31, 2000 and 1999 and the related statements of operations, shareholders' deficit, and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the financial statements, authorized and outstanding shares of common stock have been retroactively restated with respect to the forward stock split in August, 2000.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLS International, Inc. as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years ended December 31, 2000 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEAVER & MARTIN, LLC

Kansas City, Missouri
May 9, 2001

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                                  BALANCE SHEET



                                     ASSETS
                                     ------


                                                      DECEMBER 31,
                                         -------------------------------------
                                                2000                1999
                                         ------------------  -----------------

Current Assets:
     Cash                                $          17,658   $        117,647
     Accounts Receivable                            15,948             50,367
     Due from Shareholder                              ---              3,681
     Inventory                                     268,562             77,469
     Refundable Income Taxes                           ---             14,797
     Prepaid Expenses and
       Other Current Assets                         82,410              5,520
                                         ------------------  -----------------
          Total Current Assets                     384,578            269,481
                                         ------------------  -----------------

Fixed Assets:
     Vehicles                                       36,407             47,376
     Equipment                                      47,376             26,623
     Leasehold Improvements                          3,376                ---
                                         ------------------  -----------------
                                                    87,159             73,999
Less Accumulated Depreciation                       48,756             32,809
                                         ------------------  -----------------

         Net Fixed Assets                           38,403             41,190
                                         ------------------  -----------------

                Total Assets             $         422,981   $        310,671
                                         ==================  =================











   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                                  BALANCE SHEET
                                   (CONTINUED)


                    LIABILITIES AND SHAREHOLDERS' (DEFICIT)
                    ---------------------------------------

                                                      DECEMBER 31,
                                         -------------------------------------
                                                2000                1999
                                         ------------------  -----------------
Current Liabilities:
     Current Maturities of Long-Term
       Debt and Notes Payable            $         243,300   $        121,966
     Accounts Payable                              308,112            197,056
     Due to Shareholders                            27,247             14,280
     Deferred Revenue                               70,270                ---
     Accrued Liabilities                            33,049             70,305
                                         ------------------  -----------------
        Total Current Liabilities                  681,978            403,607
                                         ------------------  -----------------
Long-Term Debt, Less Current Maturities            531,680             39,331
                                         ------------------  -----------------

Shareholders' (Deficit):
     Preferred stock, $.001, par;
       5,000,000 shares authorized                     ---                ---
     Common Stock, $.001, par;
       75,000,000 shares authorized;
       14,271,528 shares issued in
       2000 and 14,368,653 shares
       issued in 1999                               14,272             14,369
     Contributed Capital                           401,528            338,131
     Retained (Deficit)                         (1,206,477)          (424,767)
                                         ------------------  -----------------
                                                  (790,677)           (72,267)
     Less Treasury Stock at Cost
       (960,000 shares)                                ---             60,000
                                         ------------------  -----------------
        Total Shareholders' (Deficit)             (790,677)          (132,267)
                                         ------------------  -----------------
             Total Liabilities and
               Shareholders' (Deficit)   $         422,981   $        310,671
                                         ==================  =================






   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF OPERATIONS


                                                 YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                             2000         1999        1998
                                        ------------ ------------ ------------
Revenue                                 $   163,350  $   544,187  $ 1,039,027
Cost of Sales                               106,535      312,448      614,318
                                        ------------ ------------ ------------
Gross Profit                                 56,815      231,739      424,709

General and Administrative Expenses         813,571      469,160      624,124
                                        ------------ ------------ ------------
Loss from Operations                       (756,756)    (237,421)    (199,415)
                                        ------------ ------------ ------------
Other Income (Expense):
     Interest Expense                       (27,126)     (10,250)      (8,746)
     Interest and Miscellaneous, Net          2,172        2,284          438
                                        ------------ ------------ ------------
                                            (24,954)      (7,966)      (8,308)
                                        ------------ ------------ ------------
Loss before Income Tax                     (781,710)    (245,387)    (207,723)
Benefit from Income Tax                          --           --      (14,797)
                                        ------------ ------------ ------------
Net Loss                                $  (781,710) $  (245,387) $  (192,926)
                                        ============ ============ ============

Basic and Diluted Earnings Per Share    $     (0.06) $     (0.02) $     (0.02)
                                        ============ ============ ============

Weighted Average Shares Outstanding      14,194,405   13,196,800   11,596,000
                                        ============ ============ ============

















   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF CASH FLOWS

                                                 YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                             2000         1999        1998
                                        ------------ ------------ ------------
Operating Activities:
  Net Loss                              $  (781,710) $  (245,387) $  (192,926)
  Adjustments to Reconcile Net Income
    to Cash Flows from Operating
    Activities:
      Depreciation and Amortization          15,947       14,728       10,016
  Change in Assets and Liabilities:
      Accounts Receivable                    34,419          (59)      (4,296)
      Due from Shareholder                    3,681        9,590       68,996
      Inventory                            (191,093)      20,862      (69,708)
      Refundable Income Taxes                14,797          ---      (14,797)
      Prepaid Expenses and Other
        Current Assets                      (61,890)      (3,632)        (967)
      Accounts Payable                      111,056       (7,559)      92,346
      Due to Shareholders                    12,967       14,280          ---
      Deferred Revenue                       70,270          ---          ---
      Accrued Liabilities                   (37,256)      50,212       (7,267)
                                        ------------ ------------ ------------
      Cash Used in Operating Activities    (808,812)    (146,965)    (118,603)
                                        ------------ ------------ ------------

Investing Activities:
  Additions to Fixed Assets                 (13,160)        (719)     (46,399)
                                        ------------ ------------ ------------
      Cash Used in Investing
        Activities                          (13,160)        (719)     (46,399)
                                        ------------ ------------ ------------

















   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF CASH FLOWS
                                   (CONTINUED)

                                                 YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                             2000         1999        1998
                                        ------------ ------------ ------------
Financing Activities:
  Notes Payable Borrowing                   641,267       99,966          ---
  Treasury Stock Acquired                       ---      (60,000)         ---
  Sale of Common Stock                       75,000      225,000      102,500
  Borrowing of Long-Term Debt                25,000          ---       77,324
  Repayments of Long-Term Debt              (19,284)     (15,993)          --
                                        ------------ ------------ ------------
      Cash Provided by Financing
        Activities                          721,983      248,973      179,824
                                        ------------ ------------ ------------
(Decrease)Increase in Cash                  (99,989)     101,289       14,822
Cash, Beginning of Year                     117,647       16,358        1,536
                                        ------------ ------------ ------------
Cash, End of Year                       $    17,658  $   117,647  $    16,358
                                        ============ ============ ============

Supplemental Cash Flow Information:
    Interest Paid                       $     7,471  $    10,250  $     8,746
    Income Taxes Paid (Refunded)                ---          ---       10,500

Noncash Investing Activities:
    Stock Issued for Services           $    15,000  $       ---  $       ---
    Conversion of Notes Payable         $    33,300  $       ---  $       ---




















   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                      STATEMENT OF SHAREHOLDERS' (DEFICIT)


                                   Common Stock
                              -----------------------
                                                      Contributed  Retained
                                 Shares      Amount      Capital    Deficit
                              ------------ ---------- ----------- ------------
Balance, January 1, 1998       11,194,253  $  11,195  $   13,805  $    13,546

Net Loss for the Year                 ---        ---         ---     (192,926)

Sales of Common Stock           1,600,000      1,600     100,900          ---
                              ------------ ---------- ----------- ------------
Balance, December 31, 1998     12,794,253   $ 12,795  $  114,705  $  (179,380)

Net Loss for the Year                 ---        ---         ---     (245,387)

Purchase of Treasury Stock            ---        ---         ---          ---

Sales of Common Stock           1,574,400      1,574     223,426          ---
                              ------------ ---------- ----------- ------------
Balance, December 31, 1999     14,368,653  $  14,369  $  338,131  $  (424,767)

Net Loss for the Year                 ---        ---         ---     (781,710)

Cancellation of Treasury
  Stock                          (960,000)      (960)    (59,040)         ---

Sales of Common Stock             524,800        525      74,475          ---

Conversion of Notes Payable       233,075        233      33,067          ---

Common Stock Issued for
  Services                        105,000        105      14,895          ---
                              ------------ ---------- ----------- ------------
Balance, December 31, 2000     14,271,528  $  14,272  $  401,528  $(1,206,477)
                              ============ ========== =========== ============












   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                      STATEMENT OF SHAREHOLDERS' (DEFICIT)


                                Treasury        Total
                                  Stock        Equity
                                ---------    ----------
Balance, January 1, 1998        $    ---     $  38,546

Net Loss for the Year                ---      (192,926)

Sales of Common Stock                ---       102,500
                                ---------    ----------
Balance, December 31, 1998      $    ---     $ (51,880)

Net Loss for the Year                ---      (245,387)

Purchase of Treasury Stock       (60,000)      (60,000)

Sales of Common Stock                ---       225,000
                                ---------    ----------
Balance, December 31, 1999      $(60,000)    $(132,267)

Net Loss for the Year                ---      (781,710)

Cancellation of Treasury
  Stock                          (60,000)          ---

Sales of Common Stock                ---         75,000

Conversion of Notes Payable          ---         33,300

Common Stock Issued for
  Services                           ---         15,000
                                ---------    ----------
Balance, December 31, 2000           ---     $(790,677)
                                =========    ==========















   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------

      NATURE OF OPERATIONS:

        Prior to June 1999, the Company's one business segment was designing, selling and installing sound and lighting systems in churches, schools, theatres, and clubs and developing a proprietary loudspeaker line called SLS Loudspeakers.

        In June 1999, the Company ceased marketing, selling, and installing sound and lighting systems directly and began focusing all efforts towards being a loudspeaker manufacturer only and selling to dealers and contractors.

      INVENTORIES:

        Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory consists of finished goods, raw materials and parts. Included in inventory is $57,000 of finished goods consigned to dealers.

      FIXED ASSETS:

        Fixed assets are recorded at cost and depreciated over their estimated useful lives. Depreciation is provided on a straight-line basis. The lives used for items within each property classification range from 5 to 10 years.

        Maintenance and repairs are charged to expense as incurred.

      CONCENTRATION OF CREDIT RISK:

        The Company's revenues are derived principally from uncollateralized sales to customers in the same industry; therefore, customers may be similarly affected by changes in economic and other conditions within the industry. There has not been any significant credit losses on such sales.

      RESEARCH AND DEVELOPMENT:

        Research and development are charged to operations when incurred and included in operating expenses.

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
-----------------------------------------------

      USE OF ESTIMATES:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company's financial position, results of operations, or cash flows.

      REVENUE RECOGNITION:

        Revenue is recognized when the products are shipped to customers. Installation revenues are recognized when the projects (all less than one month) are completed.

        Deferred revenues represent deposits made to the Company by its customers according to designated credit terms. The revenues associated with these deposits will be recognized when shipments are made.

      CASH EQUIVALENTS:

        The Company's cash equivalents consist principally of any financial instrument with maturities of generally three months or less and cash investments with high quality financial institutions. The investment policy limits the amount of credit exposure to any one financial institution.

      LONG-LIVED ASSETS:

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that as of December 31, 2000, there had been no impairment in the carrying value of long-lived assets.

	FINANCIAL INSTRUMENTS:

        The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Based upon borrowing rates currently available to the Company with similar terms, the carrying value of notes payable and long-term debt approximate fair value.

                                       45
                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
-----------------------------------------------

      EARNINGS PER SHARE:

        Earnings per common share is based on the weighted average number of common shares outstanding during the year. There were no items in the dilutive earnings per share calculation.

      NEW ACCOUNTING PRONOUNCEMENTS:

        In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".
        The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. SFAS No. 133 requires that derivative instruments used to hedge be identified specifically to assets, liabilities, unrecognized firm commitments or forecasted transactions. The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income depending on the use of the derivative and whether the hedging instrument is effective or ineffective when hedging changes in fair value or cash flows. This Statement, as amended, is effective for the fiscal years beginning after June 15, 2000.
        Management believes that the adoption of this Statement will not have a material effect on the Company's financial position, results of operations or cash flows.

        In March 2000, the Financial Accounting Standards Board released Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"). FIN 44 addresses certain practice issues related to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). FIN 44 applies only to companies that have chosen not to adopt SFAS 123, Accounting for Stock-Based Compensation, for transactions with employees. Among other issues, FIN 44 clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 cover specific events during the periods after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. The Company's adoption of FIN 44 did not have a material effect the Company's financial position or results of operations.




                                       46

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
-----------------------------------------------

      NEW ACCOUNTING PRONOUNCEMENTS - CONTINUED:

        During the fourth quarter of 2000, the Emerging Issues Task Force (EITF) issued consensus 00-27 "Application of EITF No. 98-5. Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios, to certain Convertible Instruments" ("EITF No. 00-27"). EITF No. 0-27 requires the remeasurement of the original issue discount on convertible debt issued by the Company during the years ended December 31, 2000 and 1999. This accounting change required the value of the warrants issued with the convertible debt to be included in calculating the beneficial conversion value. The adoption of EITF No. 00-27 did not have a material effect on the Company's financial position or previously reported results of operations.

      STOCK-BASED COMPENSATION:

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods, financings or services from non-employees in exchange for equity instruments. SFAS 123 also allows companies to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," or SFAS 123. The Company elected to follow APB 25 which measures compensation expense for employee stock options as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

      INCOME TAXES:

        Amounts provided for income tax expense are based on income reported for financial statement purpose and do not necessarily represent amounts currently payable under tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expense items are recognized for financial reporting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Under this method, the computation of deferred tax assets and liabilities give recognition to the enacted tax rates in effect in the year the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that the Company expects to realize.

      RECLASSIFICATIONS:

        Certain amounts in the financial statements for the prior period have been reclassified to conform with the current period's presentation.
                                       47
                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

2.  GOING CONCERN MATTERS
-------------------------

      The accompanying financial statements have been prepared on a going Concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 2000, 1999 and 1998, the Company incurred losses of $781,710, $245,387, and $192,926 respectively. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. It is management's plan to finance its operations for the foreseeable future primarily with proceeds from capital contributed by shareholders and to explore other financing options in the investment community. At December 31, 2000, no formal agreements had been entered into although management is negotiating licensing agreements with entities who have their own distributors that, if consummated, would generate operating revenues from the commercial sale of its loudspeakers directly to consumers. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.

3.  LONG-TERM DEBT
------------------

      Long-term debt consists of the following at December 31, 2000 and 1999:

                                                             DECEMBER 31,
                                                           2000        1999
                                                        ----------  ----------
Equipment note, payments in monthly installments of
$1,751 beginning May 1999, continuing for 35 months.
The final payment is due April 2002 and will include
all unpaid principal. Interest is prime plus 1.5%
(currently 10%).                                        $  29,004   $  44,127

Vehicle note, payments in monthly installments of
$518 beginning June 1999, ending April 2003. Interest
at 8.75%.                                                  13,043      17,204

Notes payable to individuals, interest rate of 7%
uncollateralized, principal due through March of 2002.    732,933      99,996
                                                        ----------  ----------
                                                          774,980     161,327
Less current portion.                                    (243,300)   (121,966)
                                                        ----------  ----------
                                                        $ 531,680   $  39,331
                                                        ==========  ==========

The aggregate principal amount of long-term debt maturing in the next three years after December 31, 2000 are approximately $243,300; $529,180; and $2,500.

                                       48
                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

4.  COMMITMENTS
---------------

      Rent expense for operating leases was approximately $31,500, $28,200 and $24,600 for the years ended December 31, 2000, 1999 and 1998. Minimum lease commitments under non-cancelable leases for future years are as follows; 2001-$21,200.

      The Company is committed to pay $2,000 per year for royalties upon completion of a licensing agreement. Royalty payments must be made indefinitely or until a lump sum payment is negotiated. As of December 31, 2000, the licensing agreement has not been completed, therefore no payments have been made through December 31, 2000.

5.  INCOME TAXES
----------------

      The Company does not have an income tax provision in 2000 and 1999. The Company has loss carryforwards of approximately $1,150,000 expiring from 2011 to 2014.

      Deferred tax is comprised of the following:

                                      2000          1999          1998
                                   ----------    ----------    ----------
        Non-current asset:
          Net operating loss       $ 415,000     $ 140,000     $  50,200
          Valuation allowance       (415,000)     (140,000)      (50,200)
                                   ----------    ----------    ----------
          Total deferred tax, net        ---           ---           ---
                                   ==========    ==========    ==========

      A percent reconciliation of the provision for income taxes to the statutory federal rate is as follows:

                                              2000        1999        1998
                                           ----------  ----------  ----------
        Statutory federal income tax rate    (34.0%)     (34.0%)     (34.0%)
        Non deductible expense                  .3%        4.0%        7.5%
        Change in valuation allowance         33.7%       30.0%       26.5%
                                           ----------  ----------  ----------
          Effective tax rate                   0.0%        0.0%        0.0%
                                           ==========  ==========  ==========

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

6.  RELATED PARTY TRANSACTIONS
------------------------------

      The Company rents equipment owned by shareholders for a rental fee. In 2000, 1999 and 1998, the Company collected $16,647, $19,567 and $68,995 in rent for the shareholders. Revenues from the fee totaled approximately $1,850, $2,100 and $7,700 for the years ended December 31, 2000, 1999 and
      1998.

      Amounts owed by or to shareholders to the Company are charged or credited interest.

      In February 1999, a shareholder of the Company exchanged 960,000 shares of stock (valued at $60,000) for assets of the Company.


7.  MAJOR CUSTOMERS AND SUPPLIERS
---------------------------------

      In 2000, the company received approximately 25% of its revenue from three customers. The company purchased approximately 50% of the cost of sales from four vendors.

      In 1999, the Company received approximately 50% of its revenue from three customers. The Company purchased approximately 25% of the cost of sales from two vendors.

8.  STOCKHOLDERS' EQUITY
------------------------

      On July 25, 2000, SLS International, Inc. was organized as a Delaware corporation with authorized shares of 5,000,000 preferred par value $.001 and 75,000,000 common par value $.001. The sole shareholder of SLS International, Inc. at incorporation was Sound and Lighting Specialist, Inc.

      Sound and Lighting Specialist, Inc., in a reverse merger transaction, merged into SLS International, Inc. and exchanged one common share of SLS International, Inc. for each outstanding share of Sound and Lighting Specialist, Inc. SLS International had no operating activity prior to the merger. These financial statements include the operation of the predecessor, Sound and Lighting Specialist, Inc., when it was the only operation of the Company through the date of the merger. After the merger, there was no business activity in Sound and Lighting Specialist, Inc.

      In fiscal 2000, the Company sold 524,800 shares of common stock for $75,000. A stockholder exchanged a $33,300 demand note for 233,075 shares of common stock. The Company issued 105,000 shares of common stock in 2000 in exchange for $15,000 in services.

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                         NOTES TO FINANCIAL STATEMENTS

8.  STOCKHOLDERS' EQUITY - CONTINUED
------------------------------------

      In fiscal 1999, the Company sold 1,574,000 shares of common stock for $225,000. The Company acquired 960,000 shares of its stock for assets of the company.

      In fiscal 1998, the Company sold 1,600,000 shares of common stock to two employees for $102,500.

      On July 25, 2000 the Treasury stock was retired.

      On August 10, 2000, there was a forward split of shares on a 12,800 to 1 basis. The financial statements have retroactive adjustments for the forward stock split.

9.  STOCK OPTION PLAN
---------------------

      On July 1, 2000, the Board of Directors approved a stock option plan. The plan covers all eligible employees and is an incentive stock option plan. The number of shares that can be issued under the plan total 2,000,000. There were no options issued in 2000.

10.  SUBSEQUENT EVENTS
----------------------

      In May, 2000, the Company successfully completed a public offering that raised $920,000 net of expenses. Included in prepaid expenses are approximately $80,000 in fees related to the offering. These expenses will offset contributed capital. The number of shares sold was 4,000,000. Included with the purchase of the shares was a Class A warrant and a Class B warrant. The Class A warrant has a term of 6 months and is exercisable at a price of $.50 per share. The Class B warrant has a term of 2 years and shall be exercisable at a price of $3.00 per share. The warrants are detachable from the common stock but are not separable from each other until the Class A warrant is exercised.

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS
               -------------------------------------------------


ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
----------------------------------------------------

Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such.

Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a directors liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a directors liability for (a) breaches of the duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the company's Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel that the matter has been settled by controlling precedent, the company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES
--------------------------------------------------

In July, 1998, Robert L. Cooper and Tom Hornbuckle purchased an aggregate of 1,600,000 shares for an aggregate of $102,500 or $.0641 per share. Mr. Cooper, a sophisticated investor with a masters degree in business administration, became an officer and director of SLS. Mr. Hornbuckle, an accredited sophisticated investor, became a manager of the holiday lights business. Both Messrs. Cooper and Hornbuckle had full access to SLS' predecessor's books, records and financials. In 1999, Mr. Hornbuckle's shares were repurchased by SLS in exchange for assets. See "Certain Transactions". SLS relied upon the exemption provided by sections 4(2) and 4(6), respectively, of the Securities Act of 1933, as amended, for the aforesaid sales.

During the period of December 1999 through January 2000 SLS privately sold an aggregate of 2,099,200 shares to 5 private accredited investors who paid an aggregate of $300,000 or $.143 per share. In June, 2000 an accredited investor shareholder converted a note in the principal amount of $33,300 for 233,075 shares of common stock. Each investor was provided a disclosure document and was permitted full access to SLS' books and records. SLS relied upon the exemption provided by Section 4(6) of the Securities Act of 1933, as amended, for the aforesaid sales.

In June, 2000, Messrs. Gott and Norton, founders of SLS, transferred to Messrs. Bob Cooper (former CFO) and Tom Harrison (Chief Engineer) for no additional cash consideration, an aggregate of 612,224 of their shares. The transfer was made in recognition of their key status and as a good will gesture on the part of the founders. In July 2000, SLS issued 105,000 shares to Alfred V. Greco, for services valued at $15,000. SLS relied upon the fact that no sale occurred with respect to Messrs. Harrison and Cooper and consequently did not violate Section 5 of the Securities Act of 1933. The issuance to Mr. Greco by SLS relied upon the exemption provided by Section 4(6) of the Securities Act of 1933 as amended. Mr. Greco is an accredited sophisticated investor who had full access to SLS' books and records at the time of the sale.

In July, 2000, all shareholders of the Company's predecessor (Sound and Lighting Specialists, Inc.) (a total of ten shareholders) exchanged their shares for shares of the Company as part of a reorganization whereby the Company effectively changed from a Missouri corporation to a Delaware corporation. At the time, SLS was the predecessor's wholly-owned subsidiary. The ten shareholders of the predecessor consisted of the two founders who were officers and directors and the chief financial officer of the predecessor who was also a director and seven accredited sophisticated investors. The Company relied upon the exemption under Section 4(2) and 4(6) of the Securities Act of 1933, as amended. In connection with the merger and upon its consummation, the board of directors, with the consent of the shareholders, among other things, amended the certificate of incorporation to increase the authorized common stock from 30,000 shares having a par value of $1.00 to 75,000,000 shares having a par value of $.001, and declared a forward 12,800 to one stock split. The aforesaid sales of securities gives effect to the forward stock split.

There were no underwriters for any of the foregoing private placements nor were any commissions paid.

ITEM 27.  EXHIBITS
------------------

The following documents are filed as exhibits to this Registration Statement:

     EXHIBIT NO.     DESCRIPTION
     -----------     -----------
     (2)*            Plan of reorganization
     (3)(i)*         Articles of Incorporation
     (3)(ii)*        Amendment and Restatement of Certificate of Incorporation
     (3)(iii)*       By-Laws
     (4)(i)**        Specimen Certificate of Common Stock
     (4)(ii)*        Form of A Warrant
     (4)(iii)*       Form of B Warrant
     (5)(i)**        Consent and Opinion of Alfred V. Greco, PLLC
     (10)*           Lease between Sound and Lighting Specialists, Inc.
     (10)(i)**       Agreement dated February 24, 2000 between Igor Levitsky
                     and Sound and Lighting Specialists, Inc.
     (10)(ii)**      Promissory Note to Igor Levitsky
     (10)(iii)**     Assignment of Technology Rights by Igor Levitsky dated
                     November 9, 2000
     (10)(iv)***     Form of Distribution Agreement
     (15)*           Unaudited interim financial information is provided
                     elsewhere in the registration statement.
     (23)(i)***      Consent of Weaver & Martin LLC
     (23)(ii)**      Consent of Alfred V. Greco, PLLC is included in Exhibit
                     (5)(i) above.
     (99)(i)*        2000 Stock Purchase and Option Plan
     (99)(ii)*       Form of Option
     (99)(iii)*      Form of Escrow Agreement with Metropolitan National Bank
     (99)(iv)****    Consent Order of Missouri Securities Division and SLS
                     International, Inc.
     (99)(v)****     Promotional Shares Lock-In Agreement

-----
*Exhibit appears in initial filing
**Exhibit appears in amendment no. 1
***Exhibit appears in amendment no. 2
****Exhibit appears in Post-Effective Amendment No. 1

ITEM 28.  UNDERTAKINGS
----------------------

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------




Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

        Name                          Title                      Date
----------------------      --------------------------       ------------

/s/ John M. Gott            President, Chief Executive       May 24, 2001
----------------------      Officer, Chief Financial
John M. Gott                Officer, Director




/s/ Richard L. Norton       Vice President, Principal        May 24, 2001
---------------------       Operating Officer
Richard L. Norton

                                                            Page in Sequential
Exhibit Number and Description of Exhibit                      Number System
--------------------------------------------------------    ------------------

(2)             Plan of reorganization                               *
(3)(i)          Articles of Incorporation                            *
(3)(ii)         Amendment and Restatement of Certificate
                of Incorporation                                     *
(3)(iii)        By-Laws                                              *
(4)(i)          Specimen Certificate of Common Stock                 **
(4)(ii)         Form of A Warrant                                    *
(4)(iii)        Form of B Warrant                                    *
(5)(i)          Consent and Opinion of Alfred V. Greco,
                PLLC                                                 **
(10)            Lease between Sound and Lighting
                Specialists, Inc.                                    *
(10)(i)         Agreement dated February 24, 2000
                between Igor Levitsky and Sound and
                Lighting Specialists, Inc.                           **
(10)(ii)        Promissory Note to Igor Levitsky                     **
(10)(iii)       Assignment of Technology Rights by Igor
                Levitsky dated November 9, 2000                      **
(10)(iv)        Form of Distribution Agreement                       ***
(15)            Unaudited interim financial information
                is provided elsewhere in the registration
                statement.                                           *
(23)(i)         Consent of Weaver & Martin LLC                       ***
(23)(ii)        Consent of Alfred V. Greco, PLLC is
                included in Exhibit (5)(i) above.                    **
(99)(i)         2000 Stock Purchase and Option Plan                  *
(99)(ii)        Form of Option                                       *
(99)(iii)       Form of Escrow Agreement                             *
(99)(iv)        Consent Order of Missouri Securities Division
                and SLS International, Inc.                          ****
(99)(v)         Promotional Shares Lock-In Agreement                 ****

-----
*Exhibit appears in initial filing
**Exhibit appears in amendment no. 1
***Exhibit appears in amendment no. 2
****Exhibit appears in Post-Effective Amendment No. 1